DC-09-13538

BOOTH FAMILY TRUST,
Plaintiff(s),
v.

PEROT SYSTEMS CORPORATION;
DELL INC; ROSS PEROT; ROSS PEROT, Jr.; PETER A ALTABEF; STEVEN BLASNIK; JOHN S. T. GALLAGHER; CARL HAHN; DESOTO JORDAN; CAROLINE MATHEWS; THOMAS MEURER; CECIL H MOORE, Jr.; ANTHONY J PRINCIPI; ANUROOP SINGH,
In the District Court Of Dallas County, Texas 14th District Court
Defendant(s).
Order Denying Application for Temporary Injunction
     On this day the Court heard Plaintiffs Application for a Temporary Injunction. The Court finds that all elements necessary for injunctive relief have not been met and therefore hereby DENIES the Application.
     So Ordered this October 29, 2009.

Carl Ginsberg, District Judge,
193RD Judicial District Court, Judge Carl Ginsberg of the 193rd Judicial District Court sitting for the 14th Judicial District Court.

Order Denying Application for Temporary Injunction